ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number 20140227507-30
Ross Miller Secretary of State State of Nevada	Filing Date and Time 03/28/2014 8:52 AM
	Entity Number E0153512007-6

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Monster Arts Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A Preferred Stock, par value $0.001

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The attached Certificate of Designation has been amended to increase the number of shares of Series A preferred stock from 10,000,000 to 20,000,000 shares.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDMENT TO

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

This Amendment to Certificate of Designation is filed with the Nevada Secretary of State on November 15, 2013 regarding increase of number of shares to be designated as Series A preferred stock and setting forth its respective rights, preferences and limitations.

1. DESIGNATION. This class of stock of this Corporation shall be named and designated "Series A Preferred Stock". It shall have 20,000,000 shares authorized at $0.001 par value per share.

2. PRICE.

(a) The initial price of each share of Series A Preferred Stock shall be $0.001.

(b) The price of each share of Series A Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at an Action Without Meeting of the unanimous Board.

3. DIVIDENDS. Upon approval by the Board of Directors the Corporation may elect to pay an annual dividend. The annual percentage of such dividend will be established by the Board of Directors upon the performance of the Corporation. If elected to pay such dividends, the Board of Directors may elect to make such dividends payable in the form of shares of common stock rather than a cash dividend.

4. LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to receive in cash out of the asset of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock, the sum of $0.001 per share.

5. CONVERSION

(a) The holder of the Series A Preferred Stock shall at their option convert the shares of Series A Preferred Stock into shares of common stock on a one for one basis.

(c) Promptly upon conversion, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of common stock issuable to the holder pursuant to the holder's conversion of Series A Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the common stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act, and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The common stock shall be issued in the same name as the person who is the holder of the Series A Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of common stock are so registered shall be treated as a holder of shares of common stock of the Corporation on the date the common stock certificate(s) are so issued.

All shares of common stock delivered upon conversion of the Series A Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable. Effective as of the Conversion Date, such converted Series A Preferred Shares shall no longer be deemed to be outstanding and all rights of the

holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(d) Shares of Series A Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of common shares after the reverse split as would have been equal to the Conversion Rate established prior to the reverse split.

7. REDEMPTION. The Corporation may by providing a five day notice to the holder of the Series A Preferred Shares redeem such Series A Preferred Shares at a redemption price of $0.001 (the "Notice of Redemption"). In the event of receipt of the Notice of Redemption by the holder of the Series A Preferred Shares, the holder shall have five business days from date of receipt to convert into shares of common stock in accordance with Section 5 above irrespective of Section 5(a).

6. VOTING RIGHTS. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of Series A Preferred Stock multiplied by 100.